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                               AMENDMENT NO. 2 TO
                     AMENDED AND RESTATED RIGHTS AGREEMENT

     This Amendment No. 2. (this "Amendment") to the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of October 19, 1995, as heretofore amended, between U.S. Can Corporation, a Delaware corporation (the "Company"), and Harris Trust and Savings Bank, as rights agent (the "Rights Agent"), is made as of June 19, 2000 between the Company and the Rights Agent. Capitalized terms used but not otherwise defined herein have the meanings assigned to those terms in the Rights Agreement.

     1. Amendment No. 1 Superseded. Amendment No. 1 dated as June 1, 2000 to the Rights Agreement is superseded in its entirety by this Amendment as of the date hereof.

     2. Amendment to definition of "Acquiring Person." The definition of "Acquiring Person" set forth in Section 1(a) of the Rights Agreement is hereby amended by inserting the following paragraph at the end of such Section 1(a):

     Notwithstanding anything in this Section 1(a) to the contrary, none of Pac Packaging Acquisition Corporation ("Newco"), Paul W. Jones, John L. Workman, Roger B. Farley, David R. Ford, Thomas A. Scrimo, J. Michael Kirk, Gillian V.N. Derbyshire, Ricardo Poma, Francisco A. Soler, Salcorp Ltd., Katsura, S.A., Barcel Corporation, Scarsdale Company N.V., Inc., Windsor International Corporation, Atlas World Carriers S.A., The World Financial Corporation S.A., Lennoxville Investments, Inc., Empire Investments S.A. Citigroup Inc., Salomon Smith Barney Inc., Berkshire Partners LLC, and their respective spouses, Associates, Affiliates, and subsidiaries (collectively, the "Exempted Persons"), either individually, collectively or in any combination, shall be deemed to be an Acquiring Person or Acquiring Persons prior to a Termination Event; provided that all of the Extended Persons do not beneficially own in the aggregate more than 30% of the outstanding shares of capital stock of the Company excluding, for purposes of determining compliance with such 30% threshhold, (i) any shares of capital stock of the Company held or beneficially owned by any of Citigroup Inc., Salomon Smith Barney Inc., or any of their respective Associates, Affiliates or subsidiaries (the "Financial Institutions") that are held or beneficially owned by any such Financial Institutions in the ordinary course of their respective brokerage, trading, arbitrage, trust, investment management or investment advisory activities, and (ii) any shares of capital stock of the Company that are inadvertently acquired without recognition by the purchaser of the application of this sentence and which are promptly sold by the purchaser upon learning of such application. A "Termination Event" shall be deemed to have occurred on the fifth business day after (a) the Agreement and Plan Merger dated as of June 1, 2000 between the Company and Newco, is terminated in accordance with its terms without the Effective Time (as defined therein) having occurred and
     (b) notice of such termination has been given to Newco, Berkshire Partners LLC, Salomon Smith Barney Inc., Ricardo Poma and Francisco A. Soler at the latest addresses for such persons reflected in the Company's records.


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     3. Amendment to definition of "Beneficial Owner." The definition of
"Beneficial Owner" set forth in Section 1(c) of the Rights Agreement is hereby amended by inserting the following paragraph at the end of such Section 1(c):

     Notwithstanding anything in this Section 1(c) to the contrary, prior to a Termination Event none of the Exempted Persons, either individually, collectively or in any combination, shall be deemed to be a beneficial owner of or to beneficially own any securities beneficially owned, directly or indirectly, by any other Exempted Person regardless of any agreements, arrangements or understandings among any Exempted Persons; provided that all of the Exempted Persons do not beneficially own in the aggregate more than 30% of the outstanding shares of capital stock of the Company excluding, for purposes of determining compliance with such 30% threshhold,
     (i) any shares of capital stock of the Company held or beneficially owned by any of the Financial Institutions that are held or beneficially owned by such Financial Institutions in the ordinary course of their respective brokerage, trading, arbitrage, trust, investment management or investment advisory activities, and (ii) any shares of capital stock of the Company that are inadvertently acquired by the purchaser without recognition by the purchaser of the application of this sentence and which are promptly sold by the purchaser upon learning of such application.

     4. Further Changes. The Company and the Rights Agent agree that the foregoing amendments to the Rights Agreement will not be rescinded or otherwise modified without the Exempted Persons having received 14 days prior written notice thereof from the Company. The Exempted Persons are third party beneficiaries of this paragraph 4 and may rely hereon.

     5. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Illinois and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one instrument.



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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

U.S. CAN CORPORATION

By: /s/ John Workman
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Name: John Workman
     ---------------------------------
Title: Exec. VP and CFO
      --------------------------------

HARRIS TRUST AND SAVINGS BANK,
as Rights Agent

By: /s/ Mary Anne Blyth
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Name: Mary Anne Blyth
     ---------------------------------
Title: Vice President-Call Center Mgr.
      --------------------------------

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